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Exhibit 4.18

COMPLETION GUARANTY

        This Completion Guaranty is made as of January 24, 2003 by Station Casinos, Inc., a Nevada corporation ("Completion Guarantor"), in favor of Bank of America, N.A., as Administrative Agent for the benefit of the Creditors under the Loan Agreement described below.

RECITALS

        A.    Pursuant to the Loan Agreement (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") of even date herewith by and among the United Auburn Indian Community, a federally recognized Indian Tribe ("Borrower"), the lenders from time to time parties thereto (each a "Lender" and collectively, the "Lenders"), and Bank of America, N.A., as Administrative Agent, the Creditors have agreed to extend certain credit facilities to Borrower, the proceeds of which shall be used, inter alia, to construct the Thunder Valley Casino.

        B.    This Completion Guaranty is the "Completion Guaranty" referred to in the Loan Agreement and one of the Loan Documents described therein.

        C.    Pursuant to this Agreement, Completion Guarantor agrees to make certain Sub Debt Contributions to the Borrower in an amount sufficient to cause the completion of the Thunder Valley Casino, all as set forth herein.

        D.    It is acknowledged that (i) the Loan Agreement provides for credit facilities in an aggregate principal amount of $142,500,000 as of the Closing Date, (ii) the Completion Guarantor's prior contributions to the Thunder Valley Casino project are in the amount of $36,798,151, as of January 22, 2003 and are concurrently being converted to a subordinated obligation of the Borrower to Completion Guarantor, (iii) these sources of capital are insufficient to finance the entire $215,000,000 Approved Budget, and (iv) that the completion of the Thunder Valley Casino is dependent upon either the identification of additional Lenders under the Loan Agreement or the contribution of additional capital by the Completion Guarantor pursuant to this Agreement.

AGREEMENT

        NOW, THEREFORE, in order to induce the Creditors to extend credit facilities to Borrower under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Completion Guarantor hereby agrees as follows:

        1.    Definitions.    This Agreement is the Completion Guaranty referred to in the Loan Agreement. Capitalized terms used Terms but not otherwise defined in this Agreement shall have the meanings defined for those terms in the Loan Agreement. As used in this Agreement, the following terms shall have the meanings respectively set forth after each:

        "Bankruptcy Code" means Title 11 of the United States Code as amended from time to time.

        "Completion Payment" means a Cash payment required to be made hereunder by the Completion Guarantor to the Administrative Agent.

        "Insolvency Proceeding" means any case or proceeding, voluntary or involuntary, under the Bankruptcy Code, or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors.

        "Term Loan Participations" means participations by Station in Term Loans made by Bank of America or other willing Lenders made pursuant to a participation agreement in the form of Exhibit A hereto.

        "Unreimbursed Expenses" has the meaning set forth in Section 5.3(c)(ii).

        2.    Completion Guaranty and Agreement.

        Completion Guarantor hereby irrevocably and unconditionally guarantees that:

          (a)  Completion Guarantor shall (i) complete or cause to be completed in accordance with Section 5.2 hereof the construction of the Thunder Valley Casino in material conformity with the Approved Budget and the Approved Plans (in each case as the same exist as of the Closing Date and with such changes thereto as are permitted by the Loan Agreement), free and clear of material defects and Liens or claims for Liens for material supplied or labor or services performed in connection therewith, except for Permitted Encumbrances and Permitted Rights of Others and Liens permitted under Section 6.7 of the Loan Agreement and (ii) cause the Completion Date to occur on or before December 31, 2003.

          (b)  Without limitation on the foregoing, if as of any date the total cost of construction, design, and development of the Thunder Valley Casino (and of all other costs contemplated by the Approved Budget) theretofore expended exceeds $215,000,000 (or, if the Increased Capex Conditions have been satisfied, $225,000,000), and to the extent that the Borrower has not dedicated Available Cash Flow to the payment of such amounts as determined by Administrative Agent in its sole discretion, Completion Guarantor shall make (or cause to be made), within five Business Days following demand by the Administrative Agent, a Cash payment to Borrower in an amount which is equal to the greater of (i) the Estimated Completion Amount required to permit such completion on or before the Completion Date, or (ii) if the Thunder Valley Casino has then been completed, the amount of such excess. As used herein, the "Estimated Completion Amount" is the amount (as determined by the Administrative Agent in its sole discretion after consultation with Construction Consultant) equal to the sum of (a) the amount by which the actual completion cost (or theretofore expended amounts) for each line item in the Approved Budget has been exceeded (net of any savings on any completed line items), plus, without duplication, (b) to the extent that Loans are not then available under the Loan Agreement, the remaining unexpended amount of the Approved Budget.

          (c)  Without limitation on the foregoing, if the Opening Date does not occur on or before September 5, 2003 (or such date not later than December 31, 2003 upon which Borrower would be entitled to open the Thunder Valley Casino in a manner that allows it to retain not less than 1256 of its allocated gaming units), the Completion Guarantor shall, within five Business Days following demand by the Administrative Agent, make or cause to be made a Cash payment to Borrower in an amount which is equal to the outstanding Obligations under the Loan Agreement.

          (d)  Without limitation on the foregoing, in the event that the Administrative Agent determines, prior to the Completion Date, that either (i) additional Lenders are unlikely to be available to subscribe pursuant to Section 2.11 of the Loan Agreement for additional Pro Rata Shares which will result in an increase in the principal amount of the Commitments to $215,000,000, or (ii) subscriptions by additional Lenders are unlikely to be available prior to the date upon which funds otherwise available for the Completion of the Thunder Valley Casino are anticipated to be exhausted, then either (y) to the extent that Term Loan Participations by Station are not prohibited by the Compact or other applicable Law, and provided that Administrative Agent shall have received such assurances thereof as it may reasonably request (including, without limitation, legal opinions of counsel in form and substance reasonably satisfactory to it), the Administrative Agent shall cause Bank of America or other willing Lenders to make additional Term Loans to Borrower pursuant to Section 2.11 of the Loan Agreement in an amount which results in the principal amount of the Commitments being increased to $215,000,000 and Station will concurrently purchase Term Loan Participations therein, or (x) to the extent that Term Loan Participations are prohibited (or to the extent Administrative Agent has not received the assurances referred to in clause (ii)(y) hereof), Station will make Sub Debt Contributions in the same amount. Station hereby agrees to indemnify Bank of America and each other Lender which makes Term Loans which are the subject of Term Loan Participations from any loss, cost, damage, expense, claim, action or cause of action arising out of or relating to the making of such Term Loans, including without limitation any costs associated with capital reserves which Bank of America or such Lenders are obliged to create or maintain by reason of such Term Loans.

          (e)  All Completion Payments made by the Completion Guarantor hereunder shall be deemed to be Sub Debt Contributions to the Borrower except to the extent properly treated as Term Loan Participations pursuant to Section 2(d). For greater certainty, Completion Guarantor acknowledges that the issuance by Borrower of a Sub Debt Contribution Note to Completion Guarantor is not a condition precedent to its obligation to make any Completion Payment required hereunder.

        3.    Payment Provisions in the Event of Bankruptcy.

        In the event, prior to the Completion Date, that the Borrower becomes subject to an Insolvency Proceeding as defined below, notwithstanding Section 2 hereof, Completion Guarantor guarantees and agrees that:

          (a)  To the extent that the Estimated Completion Amount exceeds $215,000,000 (or, if the Increased Capex Conditions have been satisfied, $225,000,000), the Completion Guarantor shall immediately make or cause to be made Completion Payments in the amount of such excess into an interest-bearing deposit account designated and controlled exclusively by the Administrative Agent (the "Deposit Account") in which the Administrative Agent has concurrently been granted a security interest for the benefit of the Creditors. Such funds in the Deposit Account shall only be available for, and used to complete, construction of the Thunder Valley Casino.

          (b)  If the Opening Date does not occur on or before September 5, 2003 (or such date not later than December 31, 2003 upon which Borrower would be entitled to open the Thunder Valley Casino in a manner that allows it to retain not less than 1256 of its allocated gaming units), then Completion Guarantor shall immediately make or cause to be made Completion Payments into the Deposit Account in the amount required under Section 2(c). Such funds shall be held in the Deposit Account as additional collateral for the Obligations under the Loan Agreement; provided that, if requested by Borrower, such funds shall be applied, with the approval of the Requisite Lenders (which shall not be unreasonably withheld) to payment of such other obligations of Borrower incurred in the ordinary course for the acquisition of goods or services which have enhanced or maintained the value of the Collateral covered by the Collateral Documents.

          (c)  The Completion Payments into the Deposit Account and the funds therein shall be free and clear of any third party claims thereto, including any claims by Borrower as a third party beneficiary under this Completion Guaranty. The Completion Guarantor and the Administrative Agent on behalf of the Creditors specifically agree that, except as expressly set forth herein, Borrower is not an intended third party beneficiary to this Completion Guaranty and that Borrower has no rights under this Completion Guaranty and, without limiting the foregoing, Borrower's consent shall not be required in connection with any modification, amendment, substitution, release or termination of this Completion Guaranty.

          (d)  If, notwithstanding Section 3(a) or 3(b) above, Borrower asserts in an Insolvency Proceeding that funds in the Deposit Account deposited pursuant to Section 3(a) shall or may be used for any purposes other than completion of the Thunder Valley Casino or that funds in the Deposit Account deposited pursuant to Section 3(b) are not collateral solely for the Obligations under the Loan Agreement, then (i) Completion Guarantor shall contest such assertion in such Insolvency Proceeding to the best of its ability and (ii) if Borrower prevails in such assertion,

  Completion Guarantor will promptly pay directly to the Administrative Agent a further amount equal to the affected Completion Payments.

        4.    Performance of Completion Guaranty.    In fulfilling the obligations hereunder, Completion Guarantor hereby irrevocably and unconditionally guarantees, promises and agrees in accordance with Section 5.2 hereof to cause Borrower to perform and comply with all provisions and conditions of the Loan Agreement relating to (a) the construction of the Thunder Valley Casino within the time and in the manner set forth in Approved Plans, (b) the payment of all costs and expenses thereof, (c) the payment, satisfaction or discharge of all Liens (other than Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.7 of the Loan Agreement) that are or may be imposed upon or asserted against Borrower, or the Thunder Valley Casino in connection with the construction of the Thunder Valley Casino, and (d) the defense and indemnification of the Administrative Agent and the Creditors against all such Liens (other then Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.7 of the Loan Agreement), whether arising from the furnishing of labor, materials, supplies or equipment, from taxes, assessments, fees or other charges, from injuries or damage to Persons or property, or otherwise in connection with the construction of the Thunder Valley Casino. Without limiting the generality of the foregoing, Completion Guarantor agrees (w) to cause any and all costs of constructing and completing the Thunder Valley Casino, including, without limitation, the costs of all labor, materials, supplies and equipment related thereto, to be paid and satisfied as the same shall become due, subject to Completion Guarantor's right to remove any Liens arising therefrom by securing bond(s) therefor, (x) to cause the net amount of cost overruns to be directly or indirectly funded, paid and satisfied from Completion Guarantor's own resources, (y) directly or indirectly to cause the completion of the Thunder Valley Casino in a timely, good, workmanlike and Lien-free manner (except for Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.7 of the Loan Agreement), in accordance in all material respects with the terms of the Approved Plans and the Approved Budget and (z) to cause all pre-operating and carrying costs of the Thunder Valley Casino, including, without limitation the payment of taxes, assessments, utilities, insurance and maintenance expenses, to be funded, paid and satisfied as the same shall become due throughout the term of this Completion Guaranty.

        5.    Procedures for Completion.

          5.1  In the event that Borrower fails to perform all of its Obligations under the Loan Agreement relating to construction of the Thunder Valley Casino, then in any such event or at any time thereafter, the Administrative Agent may give written notice to Completion Guarantor of the occurrence of such event.

          5.2  Within ten days after the date on which the Administrative Agent gives any such notice to Completion Guarantor, Completion Guarantor, at its sole cost (exclusive of undisbursed Loans) shall commence to complete the construction of the Thunder Valley Casino and diligently prosecute such construction to completion within the time and in the manner specified in the Approved Plans, free of Liens (other than Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.7 of the Loan Agreement) and fully paid for, and shall defend, indemnify and hold the Administrative Agent and/or the Creditors harmless from all losses, costs, liabilities and expenses, including reasonable attorneys' fees, incurred in connection with such completion other than arising as a result of the gross negligence or wilful misconduct of the Administrative Agent or a Lender or Creditor.

          5.3  If Completion Guarantor fails to commence to complete the construction of the Thunder Valley Casino or diligently to prosecute such construction to timely completion as provided in Section 5.2 above, then the right of the Administrative Agent to recover under Section 6 hereof shall not be affected or diminished by its exercise of the rights and remedies that may be available to the Administrative Agent under the Loan Agreement and the other Loan Documents, at law or in equity, including:

            (a)  The Administrative Agent may, at the Administrative Agent's option, enter the Thunder Valley Casino property to complete construction of the Thunder Valley Casino (either itself or through any agent, contractor or subcontractor of its selection), which option of the Administrative Agent shall be exercisable whether or not the Administrative Agent elects to proceed judicially or non-judicially to foreclose on all or any portion of the Collateral.

            (b)  The Administrative Agent, at its option and in accordance with the Loan Agreement and the other Loan Documents, shall have the right, but shall have no obligation, to proceed judicially or non-judicially to foreclose on all or any portion of the Collateral, exercisable whether or not the Administrative Agent elects to undertake to complete the construction of the Thunder Valley Casino.

            (c)  If the Administrative Agent elects to undertake to complete the construction of the Thunder Valley Casino, and whether or not the Administrative Agent elects to proceed judicially or non-judicially to foreclose on all or any portion of the Collateral, the Administrative Agent shall have the right to recover damages from Completion Guarantor in an amount equal to the sum of:

                (i)  The costs reasonably incurred or reasonably estimated to be incurred by the Administrative Agent to complete the construction of the Thunder Valley Casino as set forth in Paragraph 3 hereof, provided that with respect to damages recovered for costs estimated to be incurred by the Administrative Agent, such funds shall be used for no purpose other than the construction of the Thunder Valley Casino (the "Cost to Complete") and provided further that should the total actual costs incurred by the Administrative Agent to complete the construction of the Thunder Valley Casino be less than the Cost to Complete, the amount by which the Cost to Complete recovered by the Administrative Agent exceeds such actual construction costs shall be remitted to Completion Guarantor; plus

              (ii)  All unreimbursed costs and expenses, including attorneys' fees, reasonably incurred by the Administrative Agent in protecting and preserving the Thunder Valley Casino and enforcing or defending the interests of the Creditors under this Completion Guaranty (the "Unreimbursed Expenses").

            (d)  In any action or proceeding by the Administrative Agent to recover damages from Completion Guarantor, the Administrative Agent may exercise any and all remedies available under applicable Law.

          5.4  The remedy of specific performance, the recovery of damages and all other rights and remedies under this Completion Guaranty, under the Loan Agreement and the other Loan Documents, at law or in equity are intended to be non-exclusive and cumulative. The parties recognize that the choice of remedies by the Administrative Agent will necessarily and properly be a matter of business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by the Administrative Agent at the lowest cost to either the Borrower or the Completion Guarantor. In recognition of the foregoing, to the fullest extent permitted by Law, the Completion Guarantor agrees that it shall not assert, and Completion Guarantor hereby waives, to the fullest extent permitted by law, any and all claims against the Administrative Agent and the Creditors that any exercise of remedies or any election of remedies thereby has resulted (a) in actual or general damages to the Borrower, the Completion Guarantor, any other Party or any other Person as a result of the simple negligence of the Administrative

  Agent or any Creditor. In any event, any claim of the Completion Guarantor alleging damages to the Borrower, the Completion Guarantor, any other Party or any other Person, shall not be asserted as a defense to payment under this Completion Guaranty or as a set-off or basis for any claim of failure to mitigate damages in any action or proceeding arising from this Completion Guaranty, but shall instead be asserted in a separate action or actions against the Administrative Agent or other relevant party.

        6.    Commencement of Lawsuit by Administrative Agent; Measure of Damages.    At any time after the occurrence of an Event of Default under this Completion Guaranty, Administrative Agent, on behalf of the Creditors, may commence a lawsuit against Completion Guarantor to compel Completion Guarantor to perform its obligations under this Completion Guaranty and/or to recover damages under this Completion Guaranty. The Lenders' and Creditors' damages under this Completion Guaranty shall include: (a) the costs of completing the Thunder Valley Casino and/or correcting any construction defects, (b) damages arising from any delay in completing the Thunder Valley Casino, including interest, taxes and insurance premiums, and (c) the Unreimbursed Expenses. Administrative Agent need not perform any work on the Thunder Valley Casino before commencing such a lawsuit. COMPLETION GUARANTOR EXPRESSLY ACKNOWLEDGES THAT THE MEASURE OF THE LENDERS' AND CREDITORS' DAMAGES FOR BREACH OF THIS COMPLETION GUARANTY SHALL BE BASED ON THE COSTS OF COMPLETING THE THUNDER VALLEY CASINO, NOT THE EXTENT TO WHICH COMPLETING THE THUNDER VALLEY CASINO WOULD INCREASE THE VALUE OF THE THUNDER VALLEY CASINO PROPERTY.

        7.    Relationship to Other Agreements.    Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other document, instrument or agreement executed by Completion Guarantor or in connection with obligations guarantied hereby, but each and every term and condition hereof shall be in addition thereto.

        8.    Subordination of Obligations of Borrower to Completion Guarantor.    Completion Guarantor agrees that any reimbursement, indemnity, contribution or other similar rights which Completion Guarantor now has or which may hereafter arise against Borrower, whether on account of any payment by Completion Guarantor hereunder, or otherwise, are hereby subordinated in the manner and to the extent set forth in the Subordination Agreement, the provisions of which are hereby incorporated by reference.

        9.    Statutes of Limitations and Other Laws.    Until the obligations guarantied hereby shall have been paid and performed in full, all the rights, privileges, powers and remedies granted to the Administrative Agent and the Creditors hereunder shall continue to exist and may be exercised by Administrative Agent for the benefit of the Creditors at any time and from time to time irrespective of the fact that any of the obligations guarantied hereby may have become barred by any statute of limitations. Completion Guarantor expressly waives the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Laws.

        10.    Waivers and Consents.    To the fullest extent permitted by law, Completion Guarantor acknowledges that the obligations undertaken herein involve the guaranty of obligations of Persons other than Completion Guarantor and, in full recognition of that fact, consents and agrees that the Administrative Agent and the Creditors may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:(a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the obligations guarantied hereby or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the obligations guarantied hereby or any part thereof, or any of the Loan Documents to which Completion Guarantor is not a party or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the obligations guarantied hereby or any part thereof; (d) accept partial payments on the obligations guarantied hereby; (e) receive and hold additional security or guaranties for the obligations guarantied hereby or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Administrative Agent and the Creditors in their sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the obligations guarantied hereby or any part thereof; (h) settle, release on terms satisfactory to Creditors or by operation of applicable Laws or otherwise liquidate or enforce any obligations guarantied hereby and any security or guaranty therefor in any manner, (h) consent to the transfer of any security and bid and purchase at any sale; and/or (i) consent to the merger, change or any other restructuring or termination of the existence of Borrower, Completion Guarantor or any other Person, and correspondingly restructure the obligations guarantied hereby, and any such merger, change, restructuring or termination shall not affect the liability of Completion Guarantor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations guarantied hereby.

        Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, for the benefit of the Creditors, may enforce this Completion Guaranty independently as to Completion Guarantor and independently of any other remedy or security Creditors at any time may have or hold in connection with the obligations guarantied hereby. Completion Guarantor expressly waives any right to require Administrative Agent or the Creditors to marshal assets in favor of Borrower or any other Person, and agrees that Creditors may proceed against Borrower or any other Person, or upon or against any security or remedy, before proceeding to enforce this Completion Guaranty, in such order as they shall determine their sole and absolute discretion. Administrative Agent, for the benefit of Creditors, may file a separate action or actions against Borrower or Completion Guarantor without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Completion Guarantor agrees that Creditors and Borrower and any Affiliates of Borrower may deal with each other in connection with the obligations guarantied hereby or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Completion Guaranty. Administrative Agent's and Lenders' and Creditors' rights hereunder shall be reinstated and revived, and the enforceability of this Completion Guaranty shall continue, with respect to any amount at any time paid on account of the obligations guarantied hereby which thereafter shall be required to be restored or returned by Administrative Agent and/or Creditors upon the bankruptcy, insolvency or reorganization of Borrower or any other Person, or otherwise, all as though such amount had not been paid. The rights of Administrative Agent and Creditors created or granted herein and the enforceability of this Completion Guaranty with respect to Completion Guarantor at all times shall remain effective to guaranty the performance, and/or payment in full, of each of the obligations guarantied hereby even though such obligations, or any part thereof, or any security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower or surety and whether or not Borrower shall have any personal liability with respect thereto. Completion Guarantor expressly waives, to the fullest extent permitted by law, any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Borrower respect to the obligations guarantied hereby, (b) the unenforceability or invalidity of any security or Completion Guaranty for the obligations guarantied hereby or the lack of perfection or continuing perfection or failure of priority of any security for the obligations guarantied hereby, (c) the cessation for any cause whatsoever of the liability of Borrower (other than by reason of the full payment and performance of all obligations guarantied hereby), (d) any failure of Administrative Agent or the Creditors to marshal assets in favor of

Borrower or any other Person, (e) except as otherwise provided in this Completion Guaranty, any failure of Administrative Agent or the Creditors to give notice of sale or other disposition of Collateral to Completion Guarantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (f) any failure of Administrative Agent or the Creditors to comply with applicable Laws in connection with the sale or other disposition of any Collateral or other security for any obligations guarantied, including without limitation, any failure of Administrative Agent or the Creditors to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any obligations guarantied hereby, (g) any act or omission of Administrative Agent or the Creditors or others that directly or indirectly results in or aids the discharge or release of Borrower or the obligations guarantied hereby or any security or guaranty therefor by operation of law or otherwise, (h) any Law which provides that the obligation of a surety or Completion Guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or Completion Guarantor's obligation in proportion to the principal obligation, (i) any failure of Administrative Agent or Creditors to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Administrative Agent or Creditors, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of the Administrative Agent or the Creditors for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the obligations guarantied hereby (or any interest thereon) in or as a result of any such proceeding, or (p) any action taken by the Administrative Agent or the Creditors that is authorized by this Section or any other provision of any Loan Document. Completion Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the obligations guarantied hereby, and all notices of acceptance of Completion Guaranty or of the existence, creation or incurrence of new or additional obligations to be guarantied hereby. The Administrative Agent and the Creditors may approve modifications to the Approved Budget and/or the Approved Plans, and may change the terms or conditions of disbursement of the Loan in any manner agreed to by the Borrower.

        11.    Condition of Borrower and its Subsidiaries.    Completion Guarantor represents and warrants to the Administrative Agent and the Creditors that Completion Guarantor has established adequate means of obtaining from Borrower and its Subsidiaries, if any, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries, if any, and their respective Properties, and Completion Guarantor now are and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries, if any, and their respective Properties. Completion Guarantor hereby expressly waives and relinquishes any duty on the part of Administrative Agent or the Creditors (should any such duty exist) to disclose to Completion Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower or its Subsidiaries, if any, or their respective Properties, whether now known or hereafter known by Administrative Agent or any Lender or Creditor during the life of this Completion Guaranty. With respect to any of the obligations guarantied hereby, neither Administrative Agent nor the Creditors need inquire into the powers of Borrower or any of its Subsidiaries or the officers or employees acting or purporting to act on their behalf, and all obligations guarantied hereby made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

        12.    Liens on Real Property.    In the event that all or any part of the obligations guarantied hereby at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting Liens on any interests in real Property, Completion Guarantor authorizes Administrative Agent, for the benefit of Creditors, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any obligations guarantied hereby, the enforceability of this Completion Guaranty, or the validity or enforceability of any Liens of Administrative Agent or the Creditors on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale. Completion Guarantor expressly waives any defenses to the enforcement of this Completion Guaranty or any rights of the Administrative Agent or the Creditors created or granted hereby or to the recovery by Administrative Agent or the Creditors against Borrower, Completion Guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale because all or any part of the obligations guarantied hereby are secured by real Property. This means, among other things: (1) Administrative Agent, for the benefit of Creditors, may collect from Completion Guarantor without first foreclosing on any real or personal Property collateral pledged by the Borrower; (2) if the Administrative Agent, for the benefit of Creditors, forecloses on any real Property collateral pledged by the Borrower: (A) the amount of the obligations guarantied hereby may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (B) the Administrative Agent, for the benefit of Creditors, may collect from Completion Guarantor even if the Administrative Agent, by foreclosing on the real Property collateral, has destroyed any right Completion Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Completion Guarantor may have because all or any part of the obligations guarantied hereby are secured by real Property. Completion Guarantor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the Laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California Law or other applicable Law. Completion Guarantor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real Property or interest therein subject to any such deeds of trust or mortgages or other instruments. Completion Guarantor's or any other Person's failure to receive any such notice shall not impair or affect Completion Guarantor's obligations hereunder or the enforceability of this Completion Guaranty or any rights of Administrative Agent or Creditors created or granted.

        13.    Standstill of Rights of Subrogation.    Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which Completion Guarantor is a Party, for as long as this Agreement is in effect, Completion Guarantor hereby expressly agrees with respect to Borrower and its successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, to forbear exercising (but does not hereby waive) any and all rights at Law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to Completion Guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which Completion Guarantor may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of Completion Guarantor's execution, delivery and/or performance of this Completion Guaranty or any other Loan Document to which Completion Guarantor is a party. Completion Guarantor agrees that for as long as this Agreement is in effect it shall not have or assert any such rights against Borrower or its successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of Borrower or any surety for Borrower, either directly or as an attempted setoff to any action commenced against Completion Guarantor by Borrower (whether as borrower or in any other capacity), Administrative Agent, any Lender or Creditor or any other such Person. Completion Guarantor hereby acknowledges and agrees that this forbearance and standstill agreement is intended to benefit Borrower, Administrative Agent and Creditors and shall not limit or otherwise affect Completion Guarantor's liability hereunder, under any other Loan Document to which Completion Guarantor is a party, or the enforceability hereof or thereof.

        14.    Understandings With Respect to Waivers and Consents.    Completion Guarantor warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Completion Guarantor otherwise may have against Borrower, Administrative Agent, any Lender or Creditor or others, or against any Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law. Completion Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Completion Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so. If this Completion Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable Law, this Completion Guaranty and such waivers and consents shall be effective to the maximum extent permitted by Law.

        15.    Completion Guaranty to be Absolute.    Completion Guarantor expressly agrees that until the Thunder Valley Casino is fully completed in all material respects in accordance with the Approved Budget and the Approved Plans and each and every term, covenant and condition of this Completion Guaranty is fully performed, Completion Guarantor shall not be released by or because of:

          (a)  Any act or event which might otherwise discharge, reduce, limit or modify Completion Guarantor's obligations under this Completion Guaranty;

          (b)  Any waiver, extension, modification, forbearance, delay or other act or omission of the Administrative Agent or the Creditors, or any failure to proceed promptly or otherwise as against Borrower, Completion Guarantor or any security;

          (c)  Any action, omission or circumstance which might increase the likelihood that Completion Guarantor may be called upon to perform under this Completion Guaranty or which might affect the rights or remedies of Completion Guarantor as against Borrower; or

          (d)  Any dealings occurring at any time between Borrower, the Administrative Agent or any Lender or Creditor, whether relating to the Loans or otherwise.

        Completion Guarantor hereby expressly waive and surrender any defense to its liability under this Completion Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Completion Guaranty that the obligations of Completion Guarantor under it shall be absolute and unconditional under any and all circumstances.

        16.    Financial Information.    Completion Guarantor shall keep true and correct financial books and records, using generally accepted accounting principles consistently applied. Completion Guarantor shall provide to the Administrative Agent, for the benefit of Creditors such financial statements and other information concerning its affairs and properties as the Administrative Agent or any Lender or Creditor may reasonably request. Any confidential information of Completion Guarantor so furnished shall be subject to the provisions of Section 12.14 of the Loan Agreement as if set forth in full herein and applicable to the Completion Guarantor and Administrative Agent.

        17.    Completion Guarantor's Representations and Warranties.    Completion Guarantor represents and warrants that:

          (a)  All financial statements and other financial information furnished or to be furnished to the Administrative Agent or the Creditors by Completion Guarantor are or will be true and correct and do or will fairly represent the financial condition of Completion Guarantor as of the dates and for the periods covered thereby;

          (b)  All such financial statements were or will be prepared in accordance with Generally Accepted Accounting Principles, consistently applied;

          (c)  There has been no material adverse change in Completion Guarantor's financial condition since the dates of the statements most recently furnished to the Administrative Agent for the benefit of Lenders; and

          (d)  The performance of this Completion Guaranty will not violate any indenture, credit agreement or other material agreement to which Completion Guarantor is a party.

        18.    Events of Default.    The Administrative Agent may declare Completion Guarantor to be in default under this Completion Guaranty upon the occurrence of any of the following events ("Events of Default"):

          (a)  Completion Guarantor fails to perform any of its obligations under, or violates any provision of, this Completion Guaranty; or

          (b)  Completion Guarantor revokes this Completion Guaranty or disputes the validity thereof or this Completion Guaranty becomes ineffective for any reason; or

          (c)  Any representation or warranty made or given by Completion Guarantor in any Loan Document proves to be false or misleading in any material respect; or

          (d)  Completion Guarantor becomes insolvent or the subject of any case or proceeding, voluntary or involuntary, under the Bankruptcy Code or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors and, in the case of an involuntary case or proceeding, the same continues undismissed or unstayed for ninety (90) calendar days; or

          (e)  Completion Guarantor dissolves or liquidates.

        19.    Authorization; No Violation.    Completion Guarantor is authorized to execute, deliver and perform under this Completion Guaranty, which is a valid and binding obligation of Completion Guarantor enforceable against Completion Guarantor in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. No provision or obligation of Completion Guarantor contained in this Completion Guaranty violates any Requirement of Law applicable to Completion Guarantor. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which Completion Guarantor is a party.

        20.    Additional and Independent Obligations.    Completion Guarantor's obligations under this Completion Guaranty are in addition to its obligations under any other existing or future guaranties given in connection with the Loan Agreement, and they shall remain in full force and effect until (a) they are performed in full or (b) they terminate in accordance with the terms hereof. Completion Guarantor's obligations under this Completion Guaranty are independent of those of Borrower under the other Loan Documents. The Administrative Agent may bring a separate action, or commence a separate reference or arbitration proceeding against Completion Guarantor without first proceeding against Borrower, any other person or any security that the Administrative Agent or the Creditors may hold, and without pursuing any other remedy. The rights under this Completion Guaranty shall not be exhausted by any action by the Administrative Agent or any Lender or Creditor until the Loans have been paid and performed in full.

        21.    No Waiver; Consents; Cumulative Remedies.    Each waiver by the Administrative Agent and the Creditors must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from the Administrative Agent's or any Lender's or Creditor's delay in exercising or failure to exercise any right or remedy against Borrower, Completion Guarantor or any security. Consent by the Administrative Agent or any Lender or Creditor to any act or omission by Borrower or Completion Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for their consent to be obtained in any future or other instance. All remedies of the Administrative Agent and the Creditors against Borrower and Completion Guarantor are cumulative.

        22.    Release.    This Completion Guaranty shall automatically terminate upon the full payment and satisfaction of the Obligations in cash and the termination of the Commitment under the Loan Agreement. Absent such termination, Completion Guarantor shall not be released from its obligations under this Completion Guaranty except by a writing signed by the Administrative Agent with the consent of such percentage of the Lenders as is required under the Loan Agreement or upon the completion of the Thunder Valley Casino and delivery and acceptance by the Administrative Agent of a written certificate executed by the Construction Consultant certifying that the Thunder Valley Casino has been completed in all material respects in accordance with the Approved Plans and complies in all material respects with all applicable zoning, building and land use Laws and that the Thunder Valley Casino is ready to be opened for business and upon the occurrence of the Completion Date provide the Administrative Agent with a Certificate executed by a Senior Officer to that effect.

        23.    Successors and Assigns; Participations.    The terms of this Completion Guaranty shall bind and benefit the legal representatives, successors and assigns of the Administrative Agent, the Creditors and the Completion Guarantor; provided, however, that Completion Guarantor may assign this Completion Guaranty, or assign or delegate any of its rights or obligations under this Completion Guaranty, without the prior written consent of the Administrative Agent in each instance. The Lenders may sell or assign participations or other interests in the Loans and this Completion Guaranty, in accordance with Section 12.8 of the Loan Agreement. Also without notice to or the consent of Completion Guarantor, the Administrative Agent and the Creditors may disclose any and all information in their possession concerning Completion Guarantor, this Completion Guaranty and any security for this Completion Guaranty to any actual or prospective purchaser of any securities issued or to be issued by Lenders, and to any actual or prospective purchaser or assignee of any participation or other interest in the Loan Documents, all in accordance with Section 12.14 of the Loan Agreement.

        24.    Governing Law.    This Completion Guaranty shall be governed by, and construed in accordance with, the local Laws of the State of California.

        25.    Costs and Expenses.    If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Completion Guaranty, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees (including reasonably allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by Law. In all other situations, including any Insolvency Proceeding, Completion Guarantor agrees to pay all of the Administrative Agent's and the Lenders' and Creditors' reasonable costs and expenses, including attorneys' fees (including reasonably allocated costs for services of their respective in-house counsel without duplication) which may be incurred in any effort to collect or enforce this Completion Guaranty. From the time(s) demanded until paid in full, all sums shall bear interest at the Default Rate.

        26.    Integration; Modifications.    This Completion Guaranty (a) integrates all the terms and conditions mentioned in or incidental to this Completion Guaranty, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Completion Guarantor, the Administrative Agent and the Creditors as the final expression of the agreement with respect to the terms and conditions set forth in this Completion Guaranty and as the complete and exclusive statement of the terms agreed to by Completion Guarantor, the Administrative Agent and the

Creditors. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Completion Guaranty.

        27.    Waiver of Right to Trial by Jury.    EACH PARTY TO THIS COMPLETION GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO THIS COMPLETION GUARANTY, THE LOAN AGREEMENT AND ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS COMPLETION GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        28.    Notices.    Notices hereunder shall be in writing and shall be delivered in the manner prescribed for notices in the Loan Agreement.

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        29.    Miscellaneous.    The illegality or unenforceability of one or more provisions of this Completion Guaranty shall not affect any other provision.

        IN WITNESS WHEREOF, Completion Guarantor has executed this Completion Guaranty as of the date first written above by their respective duly authorized officers.

"Completion Guarantor"
STATION CASINOS, INC.
		By:	Glenn C. Christenson, Executive Vice President and Chief Financial Officer
Address: c/o Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, Nevada 89102 Attn: Glenn C. Christenson Telecopier: (702) 367-2424 Telephone: (702) 367-2484
Accepted:
BANK OF AMERICA, N.A. as Administrative Agent for the benefit of the Creditors
By:	Name: Title:
Address: Bank of America, N.A. CA9-706-17-54 555 South Flower Street, 17th Floor Los Angeles, California 90071 Attn: Janice Hammond, Vice President Telecopier: (213) 345-1210 Telephone: (213) 345-1213

CONSENT OF BORROWER

        The Borrower consents to this Completion Guaranty and agrees that it shall promptly and in any event within five Business Days following the making of any Completion Payment by Completion Guarantor under this Agreement issue a Sub Debt Contribution Note in the amount of such Completion Payment. The Borrower further agrees that in the event that Station purchases any Term Loan Participation pursuant to the terms of this Agreement, the Borrower shall (i) issue Term Notes and other appropriate Loan Documents associated with the underlying Term Loans, and (ii) pay upfront fees to the Lenders making such Term Loans at the fee rate applicable to Loans participated in by Station Casinos, Inc., as set forth in the fee letter referred to in Section 3.3(a) of the Loan Agreement. The Borrower acknowledges that any Completion Payment made by Obligor under this Agreement is subject to reimbursement as contemplated by Section 8.3 of the Development Agreement. The Borrower hereby confirms for the benefit of the Completion Guarantor the provisions of Article 14 of the Development Agreement.

THE UNITED AUBURN INDIAN COMMUNITY
By:
Title:

Exhibit A—
Form of Station Participation Agreement.

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  Exhibit 4.18
COMPLETION GUARANTY
AGREEMENT
CONSENT OF BORROWER
Exhibit A— Form of Station Participation Agreement.